Exhibit 12.1

Nano Mobile Healthcare, Inc.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED JUNE 30, 2023

TABLE OF CONTENTS
DESCRIPTION	PAGE
Financial Statements
Statement of Assets and Liabilities	2
Statement of Operations	3
Statement of Changes in Partners' Capital	4
Statements of Cash Flows	5
Notes To Accompanied Financial Statements	6 – 13
Supplementary Information
Schedules of General and Administrative Expenses	14

NANO MOBILE HEALTHCARE, INC. Statement of Assets and Liabilities As of June 30, 2023 and December 31, 2022
	Jun. 30, 2023	Dec. 31, 2022
ASSETS:
Current Assets
Cash and Cash Equivalents	$2,250	$2,250
Accounts receivable	—	—
Prepaid Expenses	—	—
Total Current Assets	—	—
Fixed Assets, net	—	—
Total Assets	—	—
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	6,645	5,670
Total Current Liabilities	6,645	5,670
Long-term Liabilities	510,000	510,000
Total Liabilities	516,645	515,670
Share Holders Equity
Preferred stock, $.001 par value, 50,000,000 shares authorized, 50,000,000 issued and outstanding.	50,000	50,000
Common Stock, $0.001 par value, 8,000,000,000 shares authorized, 3,273,765,298 issued and outstanding as at June 30, 2023 and December 31, 2022.	3,273,765	3,273,765
Additional Paid-in Capital	8,232,531	8,232,531
Accumulated deficit	(12,070,691)	(12,066,296)
Total Share Holders Equity	(514,395)	(513,420)

TOTAL LIABILITIES AND EQUITY	$2,250	$2,250

NANO MOBILE HEALTHCARE, INC. Statement of Operations For the Six Months Ended June 30, 2023 and 2022
	Twelve Months	Six Months
	Ended	Ended
	June 30, 2023	June 30, 2022
REVENUE, Net	$—	$—
Cost of Sales	—	—
Gross Profit	—	—
General and administrative expenses	975	—
OPERATING INCOME (LOSS)	(975)	—
Non-operative gain and losses
Other Income (Loss)	—	—
Miscellaneous Expense	—	—
Interest Expense	—	—
Interest Income	—	—
Total Non-Operative Gain (Loss)	—	—

Net Income (Loss) before Taxes	(975)	—
NET COMPREHENSIVE LOSS	$(975)	$—
BASIC AND DILUTED LOSS PER SHARE:
Net loss per common share - basic and diluted	$(0.000)	$—
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	3,273,765,298	3,273,765,298

NANO MOBILE HEALTHCARE, INC. Statement of Changes in Shareholders’ Equity As of June 30, 2023 and December 31, 2022
					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	# of Shares	Amount	# of Shares	Amount	Capital	Deficit	TOTAL
December 31, 2020	50,000,000	$50,000	2,938,765,298	$2,938,765	$9,042,531	$(12,031,296)	—
New Shares Issuance	—	—	335,000,000	335,000	(335,000)	—	—
Net Income (Loss)	—	—	—	—	—	(1,950)	$(1,950)
December 31, 2021	50,000,000	$50,000	3,273,765,298	$3,273,765	$8,707,531	$(12,033,246)	$(1,950)
New Shares Issuance	—	—	335,000,000		(475,000)	(35,000)	(510,000)
Net Income (Loss)	—	—	—	—	—	(1,470)	$(1,470)
December 31, 2022	50,000,000	$50,000	3,273,765,298	$3,273,765	$8,232,531	$(12,070,017)	$(513,420)
Net Income (Loss), June 30, 2023	—	—	—	—	—	(975)	$(975)
June 30, 2023	50,000,000	$50,000	3,273,765,298	$3,273,765	$8,232,531	$(12,070,017)	$(514,395)

NANO MOBILE HEALTHCARE, INC. Statements of Cash Flows For the Six Months Ended June 30, 2023 and 2022
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$(975)	$—
Adjustments to reconcile Change in Net Assets to Net cash
Provided By (Used For) operating activities:
Increase in Current Liabilities	975	—
Total adjustments	—	—
Net cash provided (used) by operating activities	—	—
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided (used) by financing activities	—	—
CASH FLOWS FROM FINANCING ACTIVITIES
Capital distributions	—	—
Capital contributions	—	—
Net cash provided (used) by financing activities	—	—
Net increase (decrease) in cash and equivalent	2,250	—
CASH & CASH EQUIVALENTS: Jan. 1, 2023 to Jun. 30, 2023	—	—
CASH & CASH EQUIVALENTS: June 30, 2023	$2,250	$—

NANO MOBILE HEALTHCARE, INC.

Notes to Financial Statements

For the Six Months Ended June 30, 2023

NOTE 1. GENERAL

Nano Mobile Healthcare, Inc. (the “Company”, “we”, “us” or “our”), was originally incorporated in the State of Nevada on April 21, 2010. The Company re-domiciled and incorporated in the State of Delaware on January 09, 2015. We were initially in the business of becoming a pharmaceutical manufacturer with the specific intention of bidding on South African government health care contracts and tenders. The company abandoned its initial business plan when, on November 7, 2013, Nanobeak, LLC, a Delaware limited liability company (formerly Nanobeak, Inc., a California corporation) (“Nanobeak”) acquired a majority interest in our company through the stock purchase of a controlling interest in our company from Bayview Terrace Limited.

On January 1, 2014, Nanobeak entered into a License Agreement (the “License Agreement”) with the National Aeronautics and Space Administration (“NASA”) pursuant to which Nanobeak was granted a royaltybearing, nontransferable license (the “License”) to certain inventions and patent rights owned by NASA relating to chemical sensing nanotechnology, for use within the United States and its territories. Subsequently the company, Nano Mobile Healthcare - a mobile health technology company - is developing personalized and point-of-care screening using Apps based upon chemical sensing residing within a Bluetooth device that works with any smartphone, tablet or laptop. With its foundations in advanced nanotechnology, the Company's first product, the Nano Mobile Health Sensor, which is in development, is the convergence of nano-electronics, bio-informatics, and wireless technology to create the next generation mobile health application.

Since November of 2019, the Company seems to had abandoned its business and failed to take steps to dissolve, liquidate and distribute its assets. It had also failed to meet the required reporting requirements, hold an annual meeting of stockholders. The Company also failed to provide adequate current public information as defined in Rule 144, promulgated under the Securities Act of 1933, and was thus subject to revocation by the Securities and Exchange Commission pursuant to Section 12(k) of the Exchange Act. After their June 30, 2016 quarterly reports, filed on May 05, 2018, the Company stopped all forms of making public report of its operation and financial results. By August 06, 2021, the Company filed Form 15-12G with the SEC to terminate its reporting obligations under the 1934 Act.

By August 06, 2021, Alpharidge Capital LLC, a California limited liability company, controlled by Mr. Frank I Igwealor, acquired the voting control of the Company through the acquisition of 50 million shares of the Company’s preferred shares. Following the change, the Company is currently taking steps to provide adequate current public information to meet the requirements under the Securities Act of 1933. The new management was not able to recover any of the Company’s accounting records from previous management but was able to get the shareholder information hence the Company’s outstanding common shares were reflected in the equity section of the accompanying unaudited financial statements for fiscal year ended 2022, 2021 and the six months ended June 30, 2023.

NANO MOBILE HEALTHCARE, INC. Notes to Financial Statements For the Six Months Ended June 30, 2023
NOTE 1. GENERAL (Continued)

The company is currently engaged with forensic an assets recovery consultant to help recover the assets of the company from previous management to make shareholders whole again.

"As of the date of the financial statements, the company has no revenue generated by its operations. The company is funding its operational expenses from financing activities. The company’s management is planning, and has taken serious steps, to maintain a positive working capital for the company, by adding new investors into the business, and conducting an offering through Regulation A financing under the Securities Act of 1933."

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The Company has earned insignificant revenues from limited principal operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”). Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and disbursements during the reporting period. Actual results could differ from those estimates.
Cash and cash equivalents
For purpose of the statement of cash flows, the Company considers all money market funds and highly liquid debt instruments purchased with a maturity of three months or less when purchased to be cash equivalents.
Liabilities
Nano Mobile Healthcare, Inc. maintains current liabilities with no related party payable carrying month to month. Nano Mobile Healthcare, Inc. maintains no Long term liabilities on its assets.

NANO MOBILE HEALTHCARE, INC. Notes to Financial Statements For the Six Months Ended June 30, 2023
Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Advertising Costs
Advertising costs associated with marketing the Company’s products and services are generally expensed as costs are incurred.
Revenue Recognition
All revenues are recorded in accordance with ASC 606, Revenue from Contracts with Customers, which is recognized when: (i) a contract with a customer has been identified, (ii) the performance obligation(s) in the contract have been identified, (iii) the transaction price has been determined, (iv) the transaction price has been allocated to each performance obligation in the contract, and (v) the Organization has satisfied the applicable performance obligation over time or at a point in time.
Investments
Investments with readily determinable fair values are reported at fair value based upon quoted market prices or published net asset values for alternative investments with characteristics similar to a mutual fund. Other alternative investments (nontraditional, not readily marketable vehicles), such as certain hedge funds, private equity, alternative hedged strategies and real assets are reported at net asset value, as a practical expedient for estimated fair value, as provided by the investment managers of the respective funds. The reported values may differ from the values that would have been reported had a ready market for these investments existed. All other investments are stated at fair value based upon quoted market prices in active markets.
Fair Value Measurements
The Company determines the fair market value of its financial assets & liabilities based on the fair value hierarchy established in accordance with U.S. generally accepted accounting principles.
Income Taxes

The Nano Mobile Healthcare, Inc. is subject to Corporate income and state income taxes in the state it does business. A deferred tax asset as a result of net operating losses (NOL) has not been recognized due to the uncertainty of future positive taxable income to utilize the NOL. Due to the recently enacted Tax Cuts and Jobs Act, any NOLs will be limited to 80% of taxable income generated in future years.

NANO MOBILE HEALTHCARE, INC.

Notes to Financial Statements

For the Six Months Ended June 30, 2023

Uncertain Tax Provisions

Accounting for uncertain income tax positions, relating to both federal and state income taxes, are required when a more likely than not threshold is attained. If such positions result in uncertainties, then the unrecognized tax liability is estimated based on a cumulative probability assessment that aggregates the estimated tax liability for all uncertain tax positions. With the adoption of these new rules, the Organization assessed its tax positions in accordance with the guidance.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, if purchased or fair value on date of contribution. Depreciation and amortization are computed on a straight-line basis over the estimated useful life of the asset. Capitalization costs incurred in connection with ongoing capital projects are recorded as systems and construction in progress. These costs will be reclassified into categories and depreciated once placed in service. Expenditures for normal maintenance and repairs are charged to expense. The estimated useful lives by asset class are as follows:

Years
Buildings	25-50
Buildings improvements	10
Vehicles	5
Furniture and office equipment	5
Software and computer equipment	3-5

NOTE 3. SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date of filing the financial statements with OTC Markets, the date the financial statements were available to be issued. Management is not aware of any significant events that occurred subsequent to the balance sheet date that would have a material effect on the financial statements thereby requiring adjustment or disclosure, other than those noted below:

On September 15, 2022, Alpharidge Capital LLC, a California limited liability company, controlled by Mr. Frank I Igwealor, sold the voting control of the Company through the sale of 50 million shares of the Company’s preferred shares to Mr. Adam Matruski. Following the change, Mr. Igwealor resigned and Mr. Matruski was appointed as the sole officer and director of the Company.

NANO MOBILE HEALTHCARE, INC.

Notes to Financial Statements

For the Six Months Ended June 30, 2023

Note 4. FAIR VALUE MEASUREMENT

The Organization values its investments in accordance with GAAP and consistent with the FASB’s official pronouncement on Fair Value Measurements for financial assets and liabilities. The pronouncement defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP establishes a hierarchy of valuation inputs based on the extent to which the inputs are observable in the marketplace. Observable inputs reflect market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entities own assumptions about how market participants would value an asset or liability based on the best information available. Valuation techniques used to measure fair value utilize relevant observable inputs and minimize the use of unobservable inputs.

The three levels of the fair value hierarchy are as follows:

Level 1 Inputs are quoted prices or published net asset values (unadjusted), in active markets for identical assets or liabilities that the Organization has the ability to access at the measurement date.

Level 2 Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 Inputs are unobservable inputs for the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. In determining fair value, organization utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible; as well as, considers nonperformance risk in its assessment of fair value.

Fair values of assets measured on a recurring basis at June 30, 2023 & 2022 are as follows:
Quoted Prices
in Active
Markets
		for identical	Observables	Unobservable
		Assets	Inputs	Inputs
	FMV	(Level 1)	(Level 2)	(Level 3)
June 30, 2023	$ 2,250	$ -	-	-
June 30, 2022	$ -	$ -	-	-

NANO MOBILE HEALTHCARE, INC. Notes to Financial Statements For the Six Months Ended June 30, 2023
NOTE 5. LITIGATION, COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The Company’s operations are subject to significant risks and uncertainties including financial, operational and regulatory risks, including the potential risk of business failure.

The Company has entered into no contracts during the year as follows: Legal and other matters

In the normal course of business, the Company may become a party to litigation matters involving claims against the Company. The Company's management is aware of a garnishment order that was previously served to the Company’s Stock Transfer Agents. The Company’s attorneys are reviewing the garnishment order to ascertain its implication to the company’s financial statements. Aside from the court order discussed above, The Company's management is unaware of any pending or threatened assertions and there are no current matters that would have a material effect on the Company’s financial position or results of operations.

Note 6. SICK LEAVE, VACATION AND OTHER COMPENSATED ABSENCES
Nano Mobile Healthcare, Inc. is in conformity with the state Labor Laws and Regulations, Family Care and Medical Leave, and Prohibits Workplace Discrimination.
NOTE 7. CONCENTRATIONS OF CREDIT AND MARKET RISK

The Nano Mobile Healthcare, Inc. maintains substantially all of their cash balances in deposit accounts that at times may exceed Federally insured limits. The Nano Mobile Healthcare, Inc. has not experienced any losses in such accounts. The Nano Mobile Healthcare, Inc. believes they are not exposed to any significant credit risk related to these deposit accounts.

Financial instruments that potentially expose the Company to concentrations of credit and market risk consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained at financial institutions and accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At December 31, 2022, 2021 and June 30, 2023, Nano Mobile Healthcare, Inc. had $0, of uninsured balances at these institutions.

NOTE 8. RELATED PARTY TRANSACTIONS
The Company is authorized to issue 8,000,000,000 shares of common stock, $0.001 par value and 50,000,000 preferred stocks, $0.001 par value. Voting rights are not cumulative and,

NANO MOBILE HEALTHCARE, INC. Notes to Financial Statements For the Six Months Ended June 30, 2023
NOTE 8. RELATED PARTY TRANSACTIONS (Continued)

therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company.

As of June 30, 2023, there were 3,273,765,298 shares of common stock issued and outstanding. The company issued 335,000,000 shares of common stock during twelve months ended December 31, 2021. So, there were 3,273,765,298 shares of common stock issued and outstanding as of June 30, 2023. As of June 30, 2023 and December 31, 2022, there were 50,000,000 share of preferred stock issued and outstanding held by 1 stockholder of record.

NOTE 9. COVID 19
The outbreak of Novel Coronavirus (COVID 19) continues to progress and evolve. Therefore, it is challenging now, to predict the full extent and duration of its business and economic impact. The extent and duration of such impacts remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the transmission rate of the coronavirus and the extent and effectiveness of containment actions taken. Given the ongoing economic uncertainty, a reliable estimate of the impact cannot be made at the date of authorization of these financial statements. These developments could impact our future financial results, cash flows and financial condition however the management of the Company was hopeful that it will not significantly impact the business of the Company.
NOTE 10. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company currently has no operations with

$12,070,691 accumulated loss as of June 30, 2023. The Company intends to commence operations as set out below and raise the necessary funds to carry out the aforementioned strategies. The Company cannot be certain that it will be successful in these strategies even with the required funding.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SUPPLEMENTAL INFORMATION

NANO MOBILE HEALTHCARE, INC. SUPPLEMENTARY SCHEDULE GENERAL AND ADMINISTRATION EXPENSES For the Six Months Ended June 30, 2023
	Six Months	Six Months
	Ended	Ended
	June 30, 2023	June 30, 2022
General and administrative expenses
Payroll Expenses	$—	$—
Professional & contracted Services	—	—
Advertising	—	—
Sec filing	475	—
Legal Fee	—	—
Insurance	—	—
Computer & related expenses	—	—
Repairs and maintenance	—	—
Telephone	—	—
Postage	—	—
Office Supplies	—	—
Rent	450	—
Depreciation	—	—
Bank Charges	—	—
Other Business Expenses	—	—
Total General and Administrative expenses	$(975)	$—